Exhibit 99.1

Hennessy Advisors, Inc. Reports 25% Increase in Quarterly Earnings Per Share and Announces Quarterly Dividend

NOVATO, Calif., Aug. 4, 2021 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its third fiscal quarter of 2021, which ended June 30, 2021. The firm also announced a quarterly dividend of $0.1375 per share to be paid on September 2, 2021, to shareholders of record as of August 17, 2021, which represents an annualized dividend yield of 5.9%.*

"Through constant and often conflicting and confusing media reports on the Delta variant, inflation, employment, interest rates, and politics, we continue to see the financial markets rise to new highs, which I believe is driven primarily by strong underlying fundamentals," said Neil Hennessy, Chairman and CEO. "There are so many positives, including the return of outdoor events and increasing occupancy rates in hotels. As hard as it is to say, it is even encouraging to see the return of traffic after the quiet summer of 2020," he noted.

"The Dow Jones Industrial Average closed at a record high on July 26, 2021, the economy grew at a strong annual rate of 6.5% during the second calendar quarter, and excess cash held by both consumers and companies appears ready to be deployed. I see room for continued dividend hikes and stock buybacks, which should support continued strength in the markets. In my opinion, headwinds caused by short-term supply chain issues and labor shortages should be offset by wage increases and improved production output, allowing the U.S. economy to thrive," said Mr. Hennessy.

"We are very pleased to report growth in assets under management, income, and earnings this quarter, which I believe is a testament to the determination and hard work of our team," said Teresa Nilsen, President and COO. "We maintain a healthy balance sheet and are happy to share our prosperity with our shareholders via our quarterly dividend. We continue to pursue opportunities to build Hennessy Advisors for future success, through both organic growth and strategic partnerships," she added.

Summary Highlights (compared to the prior comparable quarter ended June 30, 2020):

  Total revenue of $8.5 million, an increase of 24%.
  Net income of $2.2 million, an increase of 26%.
  Fully diluted earnings per share of $0.30, an increase of 25%.
  Average assets under management, upon which revenue is earned, of $4.2 billion, an increase of 20%.
  Total assets under management of $4.1 billion, an increase of 18%.
  Cash and cash equivalents of $14.0 million, an increase of 61%.

	Three Months Ended June 30,		Change
	2021	2020	Dollar	Percent
Total Revenue	$ 8,527,229	$ 6,895,494	$ 1,631,735	23.7%
Net Income	2,244,115	1,775,235	468,880	26.4%
Earnings Per Share (Diluted)	0.30	0.24	0.06	25.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,431,925	7,279,294	152,631	2.1%
Mutual Fund Average Assets
Under Management	4,151,414,945	3,448,808,949	702,605,996	20.4%

	As of June 30,
	2021	2020
Mutual Fund Total Assets
Under Management	$ 4,117,560,103	$ 3,491,767,647	$ 625,792,456	17.9%
Cash and Cash Equivalents	14,037,646	8,708,094	5,329,552	61.2%

* Based on the closing stock price of $9.33 on August 3, 2021, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward–looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, Melissa Murphy SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061